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                                                                    EXHIBIT 23.1


                              RASTER GRAPHICS, INC.

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Raster Graphics, Inc. for the registration of 73,475 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 1997 (except for Note 13, as to which the date is March 18, 1997) with respect to the consolidated financial statements and schedule of Raster Graphics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP

                                        /s/ Ernst & Young LLP


San Jose, California
October 8, 1997